BNY MELLON INVESTMENT FUNDS I

BY-LAWS

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ARTICLE VI SHARES	7
SECTION 6.1 Issuance of Shares	7
SECTION 6.2 Uncertificated Shares	7
SECTION 6.3 Share Certificates	7
SECTION 6.4 Lost, Stolen, etc., Certificates	7
SECTION 6.5 Record Transfer of Pledged Shares	7
ARTICLE VII AMENDMENTS	8
SECTION 7.1 By-Laws Subject to Amendment	8
SECTION 7.2 Notice of Proposal to Amend By-Laws Required	8

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BY-LAWS

OF

BNY MELLON INVESTMENT FUNDS I

These ARTICLES are the BY-LAWS of BNY Mellon Investment Funds I (formerly, Dreyfus Investment Funds), a trust with transferable shares established under the laws of The Commonwealth of Massachusetts (the "Trust"), pursuant to an Agreement and Declaration of Trust of the Trust (the "Declaration") made the 13th day of August, 1986, and filed in the office of the Secretary of the Commonwealth. These By-Laws have been adopted by the Trustees pursuant to the authority granted by Section 3.1 of the Declaration.

            All words and terms capitalized in these By-Laws, unless otherwise defined herein, shall have the same meanings as they have in the Declaration.

ARTICLE I
SHAREHOLDERS AND SHAREHOLDERS' MEETINGS

SECTION 1.1     Meetings. A meeting of the Shareholders of the Trust or of any Series or class shall be held whenever called by the Trustees and whenever election of a Trustee or Trustees by Shareholders is required by the provisions of the 1940 Act. Meetings of Shareholders shall also be called by the Trustees when requested in writing by Shareholders holding at least ten percent (10%) of the Shares then outstanding for the purpose of voting upon removal of any Trustee, or if the Trustees shall fail to call or give notice of any such meeting of Shareholders for a period of thirty (30) days after such application, then Shareholders holding at least ten percent (10%) of the Shares then outstanding may call and give notice of such meeting. Meetings of Shareholders may be held solely by means of remote communication whereby Shareholders are provided with a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; participation in such a meeting shall constitute presence in person at the meeting. Notice of Shareholders' meetings shall be given as provided in the Declaration. Notice of meetings of Shareholders to be held solely by means of remote communication shall state the means of remote communication by which Shareholders may be deemed to be present in person and vote at such meeting.

SECTION 1.2     Presiding Officer; Secretary. Meetings of the Shareholders shall be presided over by one of the following officers in the order of seniority and if present and acting: the President, a Vice President or, if none of the foregoing is in office and present and acting, by a chairman to be chosen by the Shareholders. The Secretary of the Trust or, in his or her absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present the chairman of the meeting shall appoint a secretary of the meeting.

SECTION 1.3     Authority of Chairman of Meeting to Interpret Declaration and By-Laws.

At any Shareholders' meeting the chairman of the meeting shall be empowered to determine the construction or interpretation of the Declaration or these By-Laws, or any part thereof or hereof, and his or her ruling shall be final.

SECTION 1.4     Voting; Quorum. At each meeting of Shareholders, except as otherwise provided by the Declaration, every holder of record of Shares entitled to vote shall be entitled to a number of votes equal to the number of Shares standing in his or her name on the Share register of the Trust. Shareholders may vote by proxy and the form of any such proxy may be prescribed from time to time by the Trustees. As provided in the Declaration, a quorum shall exist if the holders of fifty percent (50%) of the outstanding Shares of the Trust entitled to vote without regard to Series, are present in person or by proxy, but any lesser number shall be sufficient for adjournments. At all meetings of the Shareholders, votes shall be taken by ballot for all matters which may be binding upon the Trustees pursuant to Section 7.1 of the Declaration. On other matters, votes of Shareholders need not be taken by ballot unless otherwise provided for by the Declaration or by vote of the Trustees, or as required by the 1940 Act, but the chairman of the meeting may in his or her discretion authorize any matter to be voted upon by ballot.

SECTION 1.5     Inspectors. At any meeting of Shareholders, the chairman of the meeting may appoint one or more Inspectors of Election or Balloting to supervise the voting at such meeting or any adjournment thereof. If Inspectors are not so appointed, the chairman of the meeting may, and on the request of any Shareholder present or represented and entitled to vote shall, appoint one or more Inspectors for such purpose. If appointed, Inspectors shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

SECTION 1.6     Shareholders' Action in Writing. Nothing in this Article I shall limit the power of the Shareholders to take any action without a meeting by means of written instruments as permitted by Section 7.6 of the Declaration.

SECTION 1.7     Communications with Shareholders. Any notices, reports, statements or other communications with Shareholders of any kind required under the Declaration, these ByLaws or applicable law may, unless otherwise required by the Declaration, be sent, delivered or made available in any reasonable manner as may be determined by the Trustees if not otherwise prohibited by applicable law, including, without limitation, by email or other electronic means or by posting on a website; and such communications may be sent, delivered or otherwise made available to Shareholders in accordance with householding or other similar rules under which a single copy of such notice or report may be sent to Shareholders who reside at the same address. No communication need by given to any Shareholder who shall have failed to inform the Trust of the Shareholder's current address and the Trustees may from time to time adopt, or may authorize the officers or agents of the Trust to adopt, procedures or policies with respect to communications to Shareholders that are returned to the Trust or its agents as undeliverable and similar matters.

ARTICLE II
TRUSTEES AND TRUSTEES' MEETINGS

SECTION 2.1     Number of Trustees. There shall initially be one (1) Trustee, and the number of Trustees shall thereafter be such number as shall be fixed from time to time by a vote adopted by a Majority of the Trustees.

SECTION 2.2     Regular Meetings of Trustees. Regular meetings of the Trustees may be held without call or notice at such places (including for these purposes, by means of conference telephone circuit, video conferencing or similar communications equipment by means of which all Persons participating in the meeting can hear each other at the same time) and at such times as the Trustees may from time to time determine; provided, that notice of such determination, and of the time, place and purposes of the first regular meeting thereafter, shall be given to each absent Trustee in accordance with Section 2.4 hereof.

SECTION 2.3

Special Meetings of Trustees. Special meetings of the Trustees may be held at any time and at any place (including for these purposes, by means of conference telephone circuit, video conferencing or similar communications equipment by means of which all Persons participating in the meeting can hear each other at the same time) when called by the Chairman of the Trustees, any Vice Chairman, the President or the Treasurer or by two (2) or more Trustees, or if there shall be fewer than three (3) Trustees, by any Trustee; provided, that notice of the time, place and purposes thereof is given to each Trustee in accordance with Section 2.4 hereof by the Secretary or an Assistant Secretary or by the officer or the Trustees calling the meeting.

SECTION 2.4     Notice of Meetings. Notice of any regular or special meeting of the Trustees shall be sufficient if given orally or in writing to each Trustee, and if sent by mail at least five (5) days, or by email or facsimile at least twenty-four (24) hours, before the meeting, addressed to his or her usual or last known business or residence address, email address or facsimile address, as applicable, or if delivered to him or her in person or communicated by telephone at least twenty-four (24) hours before the meeting. Notice of a special meeting need not be given to any Trustee who was present at an earlier meeting, not more than thirty-one (31) days prior to the subsequent meeting, at which the subsequent meeting was called. Notice of a meeting may be waived by any Trustee by written waiver of notice, executed by him or her before or after the meeting, and such waiver shall be filed with the records of the meeting. Attendance by a Trustee at a meeting shall constitute a waiver of notice, except where a Trustee attends a meeting for the purpose of protesting prior thereto or at its commencement the lack of notice.

SECTION 2.5     Quorum; Chairman of the Meeting. At any meeting of the Trustees, a Majority of the Trustees shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice. The Chairman of the Trustees, if any and if present and acting, or the President or any other Trustee chosen by the Trustees, shall preside at all meetings.

SECTION 2.6     Participation in Meetings. One or more of the Trustees may participate in a meeting thereof or of any Committee of the Trustees by means of a conference telephone circuit, video conferencing or similar communications equipment allowing all Persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

SECTION 2.7     Location of Meetings. Trustees' meetings may be held at any place, within or without Massachusetts.

SECTION 2.8     Votes. Voting at Trustees' meetings may be conducted orally, by show of hands, or, if requested by any Trustee, by written ballot. The results of all voting shall be recorded by the Secretary in the minute book.

SECTION 2.9     Rulings of Chairman. All other rules of conduct adopted and used at any Trustees' meeting shall be determined by the chairman of such meeting, whose ruling on all procedural matters shall be final.

SECTION 2.10  Trustees' Action in Writing. Nothing in this Article II shall limit the power of the Trustees to take action without a meeting by means of a written instrument, as provided in Section 4.2 of the Declaration. Any written instruments may be executed and delivered by electronic means.

SECTION 2.11  Resignations. Any Trustee may resign at any time by written instrument signed by him or her and delivered to the Chairman, the President or the Secretary or to a meeting of the

Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time.

ARTICLE III
OFFICERS

SECTION 3.1     Officers of the Trust. The officers of the Trust shall consist of a President, a Treasurer, a Secretary and a Chief Compliance Officer, and may include one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries, and such other officers as the Trustees may designate. Any person may hold more than one office.

SECTION 3.2     Time and Terms of Election. The President, the Treasurer and the Secretary shall be elected by the Trustees at their first meeting. All other officers of the Trust may be elected or appointed at any meeting of the Trustees. Officers of the Trust shall hold office for any term, or indefinitely, as determined by the Trustees, and shall be subject to removal, with or without cause, at any time by the Trustees.

SECTION 3.3     Resignation and Removal. Any officer may resign at any time by giving written notice to the Trustees. Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. If the office of any officer or agent becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the Trustees may choose a successor, who shall hold office for the unexpired term in respect of which such vacancy occurred. Except to the extent expressly provided in a written agreement with the Trust, no officer resigning or removed shall have any right to any compensation for any period following such resignation or removal, or any right to damage on account of such removal.

SECTION 3.4     Fidelity Bond. The Trustees may, in their discretion, direct any officer appointed by them to furnish at the expense of the Trust a fidelity bond approved by the Trustees, in such amount as the Trustees may prescribe.

SECTION 3.5     President. The President shall be the chief executive officer of the Trust and shall have general charge and supervision of the business, property and affairs of the Trust and such other powers and duties as the Trustees shall prescribe.

SECTION 3.6     Vice Presidents. In the absence or disability of the President, the Vice President or, if there shall be more than one, the Vice Presidents in the order of their seniority or as otherwise designated by the Trustees, shall exercise all of the powers and duties of the President. The Vice Presidents shall have the power to execute bonds, notes, mortgages and other contracts, agreements and instruments in the name of the Trust, and shall do and perform such other duties as the Trustees or the President shall direct.

SECTION 3.7     Treasurer and Assistant Treasurers. The Treasurer shall be the chief financial officer of the Trust, and shall have the custody of the Trust property, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Trust and shall deposit all moneys and other valuable effects in the name and to the credit of the Trust in such depositories as may be designated by the Trustees, taking proper vouchers for such disbursements, and shall have such other duties and powers as may be prescribed from time to time by the Trustees or the President, and shall render to the Trustees, whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Trust. If no Controller is elected, the Treasurer shall also have the duties and powers of the Controller, as provided in these By-Laws. Any Assistant Treasurer shall have such duties and powers as shall be prescribed from time to time by the Trustees or the Treasurer, and shall be responsible to and shall report to the Treasurer. In the absence or disability of the Treasurer, the Assistant Treasurer or, if there shall be more than one, the Assistant Treasurers in the order of their seniority or as otherwise designated by the Trustees, shall have the powers and duties of the Treasurer.

SECTION 3.8     Controller and Assistant Controllers. If a Controller is elected, he or she shall be the chief accounting officer of the Trust, and shall be in charge of its books of account and accounting records and of its accounting procedures, and shall have such duties and powers as are commonly incident to the office of a Controller and such other duties and powers as may be prescribed from time to time by the Trustees. The Controller shall be responsible to and shall report to the Trustees, but in the ordinary conduct of the Trust's business, shall be under the supervision of the Treasurer. Any Assistant Controller shall have such duties and powers as shall be prescribed from time to time by the Trustees or the Controller, and shall be responsible to and shall report to the Controller. In the absence or disability of the Controller, the Assistant Controller or, if there shall be more than one, the Assistant Controllers in the order of their seniority or as otherwise designated by the Trustees, shall have the powers and duties of the Controller.

SECTION 3.9     Secretary and Assistant Secretaries. The Secretary shall, if and to the extent requested by the Trustees, attend all meetings of the Trustees, any Committee of the Trustees and/or the Shareholders and record all votes and the minutes of proceedings in a book to be kept for that purpose, and shall give or cause to be given notice of all meetings of the Trustees, any Committee of the Trustees, and of the Shareholders, and shall perform such other duties as may be prescribed by the Trustees. The Secretary, or in his or her absence any Assistant Secretary, shall affix the Trust's seal to any instrument requiring it, and when so affixed, it shall be attested by the signature of the Secretary or an Assistant Secretary. The Secretary shall be the custodian of the Share records and all other books, records and papers of the Trust (other than financial) and shall see that all books, reports, statements, certificates and other documents and records required by law are properly kept and filed. In the absence or disability of the Secretary, the Assistant Secretary or, if there shall be more than one, the Assistant Secretaries in the order of their seniority or as otherwise designated by the Trustees, shall have the powers and duties of the Secretary.

SECTION 3.10  Chief Compliance Officer. The Chief Compliance Officer shall function as described in Rule 38a-1 under the 1940 Act.

SECTION 3.11  Substitutions. In case of the absence or disability of any officer of the Trust, or for any other reason that the Trustees may deem sufficient, the Trustees may delegate, for the time being, the powers or duties, or any of them, of such officer to any other officer, or to any Trustee.

SECTION 3.12  Execution of Deeds, etc. Except as the Trustees may generally or in particular cases otherwise authorize or direct, all deeds, leases, transfers, contracts, proposals, bonds, notes, checks, drafts and other obligations made, accepted or endorsed by the Trust shall be signed or endorsed on behalf of the Trust by the President, one of the Vice Presidents or the Treasurer.

SECTION 3.13  Power to Vote Securities. Unless otherwise ordered by the Trustees, the President, Vice Presidents, if any, or the Treasurer shall have full power and authority on behalf of the Trust to give proxies for, and/or to attend and to act and to vote at, any meeting of stockholders of any corporation in which the Trust may hold stock, and at any such meeting any such officer or his or her proxy shall possess and may exercise any and all rights and powers incident to the ownership of such stock which, as the owner thereof, the Trust might have possessed and exercised if present. The Trustees, by resolution from time to time, or, in the absence thereof, the President, Vice Presidents, if any, or the Treasurer, may confer like powers upon any other person or persons as attorneys and proxies of the Trust.

ARTICLE IV
COMMITTEES

SECTION 4.1     Power of Trustees to Designate Committees. The Trustees, by vote of a Majority of the Trustees, may elect from their number an executive committee and any other committees and may delegate thereto some or all of their powers except those which by law, by the Declaration or by these By-Laws may not be delegated; provided, that no committee shall be empowered to elect the Chairman of the Trustees, the President, the Treasurer or the Secretary, to amend the By-Laws, to exercise the powers of the Trustees under this Section 4.1 or under Section 4.3 hereof, or to perform any act for which the action of a Majority of the Trustees is required by law, by the Declaration or by these By-Laws. The chair, if any, and members of any duly appointed committee shall receive such compensation and/or fees and reimbursement for expenses as from time to time may be determined by the Trustees. The members of any such Committee shall serve at the pleasure of the Trustees.

SECTION 4.2     Rules for Conduct of Committee Affairs. Except as otherwise provided by the Trustees, each Committee elected or appointed pursuant to this Article IV may adopt such standing rules and regulations for the conduct of its affairs as it may deem desirable, subject to review and approval of such rules and regulations by the Trustees at the next succeeding meeting of the Trustees, but in the absence of any such action or any contrary provisions by the Trustees, the business of each Committee shall be conducted, so far as practicable, in the same manner as provided herein and in the Declaration for the Trustees.

SECTION 4.3     Trustees May Alter, Abolish, etc., Committees. The Trustees may at any time alter or abolish any Committee, change the membership of any Committee, or revoke, rescind or modify any action of any Committee or the authority of any Committee with respect to any manner or class of matters; provided, that no such action shall impair the rights of any third parties.

SECTION 4.4     Minutes; Review by Trustees. Any Committee to which the Trustees delegate any of their powers or duties shall keep records of its meetings and shall report its actions to the Trustees.

SECTION 4.5     Authority to Retain Experts and Advisers. The Trustees who are not "interested persons" (as that term is defined in the 1940 Act) of the Trust may, by a vote of a majority of such Trustees, hire employees and retain experts and advisers, including independent legal counsel, at the expense of the Trust, to the extent such Trustees deem necessary to carry out their duties as Trustees, and may execute any agreements, contracts, instruments or other documents in connection therewith.

ARTICLE V
SEAL

The seal of the Trust shall consist of a flat-faced circular die with the word "Massachusetts," together with the name of the Trust, the words "Trust Seal," and the year of its organization cut or engraved thereon, but, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

ARTICLE VI
SHARES

SECTION 6.1     Issuance of Shares. The Trustees may issue Shares of any or all Series either in certificated or uncertificated form, they may issue certificates to the holders of Shares of a Series which was originally issued in uncertificated form, and if they have issued Shares of any Series in certificated form, they may at any time discontinue the issuance of Share certificates for such Series and may, by written notice to such Shareholders of such Series, require the surrender of their Share certificates to the Trust for cancellation, which surrender and cancellation shall not affect the ownership of Shares for such Series.

SECTION 6.2     Uncertificated Shares. For any Shares which the Trust issues without certificates, the Trust or the Transfer Agent may either issue receipts therefor or may keep accounts upon the books of the Trust for the record holders of such Shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of such Shares as if they had received certificates therefor and shall be held to have expressly assented and agreed to the terms hereof and of the Declaration.

SECTION 6.3     Share Certificates. For any Shares for which the Trust shall issue Share certificates, each Shareholder of such Series shall be entitled to a certificate stating the number of Shares owned by him or her in such form as shall be prescribed from time to time by the Trustees. Such certificate shall be signed by the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Trust. Such signatures may be facsimiles if the certificate is countersigned by the Transfer Agent, or by a registrar, other than a Trustee, officer or employee of the Trust. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall cease to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if he or she were such officer at the time of its issue.

SECTION 6.4     Lost, Stolen, etc., Certificates. If any certificate for certificated Shares shall be lost, stolen, destroyed or mutilated, the Trustees may authorize the issuance of a new certificate of the same tenor and for the same number of Shares in lieu thereof. The Trustees shall require the surrender of any mutilated certificate in respect of which a new certificate is issued, and may, in their discretion, before the issuance of a new certificate, require the owner of a lost, stolen or destroyed certificate, or the owner's legal representative, to make an affidavit or affirmation setting forth such facts as to the loss, theft or destruction as they deem necessary, and to give the Trust a bond, in such reasonable sum as the Trustees direct, in order to indemnify the Trust; provided, however, if such Shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such Shareholder and the Trustees have determined that such certificates may be issued.

SECTION 6.5     Record Transfer of Pledged Shares. A pledgee of Shares pledged as collateral security shall be entitled to a new certificate in his or her name as pledgee, in the case of certificated Shares, or to be registered as the holder in pledge of such Shares in the case of uncertificated Shares; provided, that the instrument of pledge substantially describes the debt or duty that is intended to be secured thereby. Any such new certificate shall express on its face that it is held as collateral security, and the name of the pledgor shall be stated thereon, and any such registration of uncertificated Shares shall be in a form which indicates that the registered holder holds such Shares in pledge. After such issue or registration, and unless and until such pledge is released, such pledgee and his or her successors and assigns shall alone be entitled to the rights of a Shareholder, and entitled to vote such Shares.

ARTICLE VII
AMENDMENTS

SECTION 7.1     By-Laws Subject to Amendment. These By-Laws may be altered, amended or repealed, in whole or in part, at any time by vote of the holders of a majority of the Shares (or whenever there shall be more than one Series of Shares, of the holders of a majority of the Shares of each Series) issued, outstanding and entitled to vote. The Trustees, by vote of a Majority of the Trustees, may alter, amend or repeal these By-Laws, in whole or in part, including By-Laws adopted by the Shareholders, except with respect to any provision hereof which by law, the Declaration or these By-Laws requires action by the Shareholders. By-Laws adopted by the Trustees may be altered, amended or repealed by the Shareholders.

SECTION 7.2     Notice of Proposal to Amend By-Laws Required. No proposal to amend or repeal these By-Laws or to adopt new By-Laws shall be acted upon at a meeting unless either (i) such proposal is stated in the notice or in the waiver of notice, as the case may be, of the meeting of the Trustees or Shareholders at which such action is taken, or (ii) all of the Trustees or Shareholders, as the case may be, are present at such meeting and all agree to consider such proposal without protesting the lack of notice.

Amended and Restated: August 19, 2025